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                      August 24, 2023

       A.J. Silber
       Managing Director
       Brookfield Business Corporation
       250 Vesey Street, 15th Floor
       New York, NY 10281

                                                        Re: Brookfield Business
Corporation
                                                            Form 20-F for the
year ended December 31, 2022
                                                            Filed March 17,
2023
                                                            File No. 001-41313

       Dear A.J. Silber:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction